Exhibit 10.24

CLAIM SETTLEMENT AGREEMENT

This Claim Settlement Agreement (hereafter, the “Agreement”) is executed this 16th day of January 2007, by and between (1)  Penn National Gaming, Inc. (hereafter, “Penn National” as further defined in Paragraph 1.a., below) and (2) those insurers of Penn National listed in Appendix A hereto severally underwriting shares of Penn National’s all-risk property insurance program as shown in Appendix A for the period from August 8, 2005 to August 8, 2006 (hereafter collectively, the “Insurers” as further defined in Paragraph 1.b. below and individually as “Insurer”).  Penn National and the Insurers are referred to from time to time collectively as the “Parties” and individually as a “Party.”

RECITATIONS

WHEREAS, Penn National’s real and personal property located in Mississippi sustained physical loss or damage arising out of Hurricane Katrina/Catastrophe #49 on or about August 29, 2005 and Penn National sustained directly related time element loss and expense for which it gave notice of claim to its all-risk property insurers (all such first-party interests claimed collectively referred to hereafter as the “Katrina/Catastrophe #49 Claim”, a term further defined in 1.c. below);

WHEREAS, the Insurers severally underwrote limits of the first-party insurance policies listed in Appendix A, which constituted all the all-risk property insurance placed by Penn National for the policy period August 8, 2005 to August 8, 2006 (collectively hereafter, the “Policies”);

WHEREAS, the Insurers appointed representatives to adjust the Katrina/Catastrophe #49 Claim under a full reservation of rights, and, prior to the date of this Agreement, a total of One Hundred Twenty-Five Million Dollars (US) ($125,000,000) had been paid on account to Penn National by Insurers underwriting the insurance limits up to that level (collectively hereafter, the “Prior Payments”)

WHEREAS, Penn National and the Insurers underwriting limits excess of One Hundred Twenty-Five Million Dollars (US) ($125,000,000) recently engaged in good faith discussions concerning possible grounds for resolving any and all open elements of the Katrina/Catastrophe #49 Claim and have reached a settlement-in-principle reflected herein for a full and final resolution of the Katrina/Catastrophe #49 Claim;

WHEREAS, Penn National and the Insurers make this compromise Agreement as a commercial resolution without prejudice to the respective positions previously taken during the adjustment or in any other or future claim between or among them or with others;

WHEREAS, Penn National and the Insurers reached an agreement in principle in December 2006, which is now recorded in full by this Claim Settlement Agreement.

NOW, THEREFORE, in consideration of the foregoing and of the mutual agreements herein contained, and intending to be now legally bound, the Parties agree as follows:

1.             Further Scope and Definitions.

a.            Penn National.  The term “Penn National”  means Penn National Gaming, Inc. and any and all other entities that were, are now, or in the future claim to be insured or have rights under the Policies, including but not limited to any and all additional insureds, mortgagees, loss payees and other parties or entities claiming an interest in Prior Payments or in the additional amount to be paid under Paragraph 3 below upon execution of this Agreement by all Parties.

b.           Insurers.  The term “Insurers” means all Insurers listed in Appendix A, including without limitation (i) Insurers who made the Prior Payments to

Penn National; (ii) Insurers undertaking to pay the additional amount under Paragraph 3 below; and (iii) Insurers given notice of the Katrina/Catastrophe #49 Claim and participating in the adjustment and settlement discussions from which this Agreement arose.  The Parties intend that all subscribers to the Policies shall be fully and finally released and indemnified under this Agreement to the extent and on the terms set forth in Paragraph 6.

c.            Katrina/Catastrophe #49 Claim.  The term “Katrina/Catastrophe #49 Claim”  means any and all matters, whether known or unknown, whether involving wind or flood or any direct or indirect consequence alleged or shown, whether relating to property, earnings or expense, whether subject to notice or not, however arising or characterized, and wherever located or transpiring that relate in any way, directly or indirectly, to Hurricane Katrina/Catastrophe #49, and encompasses any and all direct or indirect consequence(s) to Penn National and any and all provision(s), section(s), and type(s) of insurance provided by or under the Policies.  The Parties intend by this Agreement to fully and finally resolve all matters arising from or relating in any way to Hurricane Katrina/Catastrophe #49 under the Policies, leaving no matter open or subject to further claim, discussion or adjustment, now or in the future.

d.           Settlement Share(s).  The term “Settlement Share” means the allocated amount to be paid to Penn National upon complete execution of this Agreement by each of the Insurers listed in Appendix B.  Each Settlement Share is several to the listed Insurer and not joint, and each amount is in addition to prior payments by these or other Insurers, and the total payments satisfy and fully discharge all obligations under this Agreement.  Penn National shall not require any Insurer to pay more than the share listed in Appendix B for this Agreement to be effective as to that Insurer.  Each Settlement Share may be paid to Penn National individually or collectively with other Settlement Shares, and all transmissions of funds to Penn National shall be accompanied by a written description of the Insurer(s) and the Settlement Share(s) being paid.

2.             Permanent and Binding Resolution.  This Agreement is a permanent and binding accord and resolution of the rights and obligations of the Parties with respect to all matters which are the subject of this Agreement or the Release attached hereto.

3.             Payment.  On or before January 30, 2007, or within five (5) business days of the Insurers’ receipt of the Parties’ final agreement signed by Penn National, whichever is later (the “Payment Date”), the Insurers listed in Appendix B shall pay their respective Settlement Shares totaling One Hundred Million Dollars (US) ($100,000,000) (the “Final Settlement Payments”) by wire transfer to:

Bank:	Wachovia Bank
ABA:	031-201-467
Beneficiary:	Penn National Gaming, Inc.
Account:	2000-5062-85903
Reference:	Attention Risk Management — Katrina
Funding

Mailing Address:
Wachovia Bank, NA of NJ/PA/NY
Funds Transfer Department
1525 West W.T Harris Blvd.
Charlotte, NC 28288

The payment of the Settlement Amount under this Section shall be net to Penn National and shall not be reduced by depreciation or chargebacks of any kind, including, without limitation, retrospective premiums, reinstatement premiums, deductibles, retentions or any other potentially-applicable reductions.

4.             Representation and Warranty Re:  Payment and Related Indemnity.   Penn National represents and warrants that:  (i) it is fully entitled to receive the Prior Payments and the Final Settlement Payments; (ii) it has not at any time transferred or assigned to any third party a claim, right or cause of action under, pursuant to, or in connection with the Prior Payments or the Final Settlement Payments; (iii) it is not aware of any circumstance or reason why Penn National would not be entitled to receive in full the entire Prior Payments or Final Settlement Payments or why the Insurers would not be fully and finally released on the terms set forth in Paragraph 6 upon delivery of the Final Settlement Payments in accordance with Penn National’s instructions on the terms set forth in Paragraph 3 above; and (iv) it is not aware of any all-risk property insurance policy covering Penn National in effect on August 29, 2005 other than the Policies.

Penn National agrees to indemnify and defend the Insurers for and against all reasonable costs, damages, liabilities or other expense (including, without limitation, any attorneys’ fees) incurred by the Insurers as a result of any inaccuracy or incorrectness in any respect of any of these representations and warranties.  Penn National further agrees to indemnify and defend the Insurers for and against all reasonable costs, damages, liabilities or other expense (including, without limitation, any attorneys’ fees) incurred by the Insurers as the result of any inaccuracy or error in the foregoing representations or warranties and arising from a claim or assertion by any person, entity or public or private organization that (i) it is entitled to receive the proceeds or any other benefits of the Policies; (ii) Penn National is not fully entitled to receive the Prior Payments and the Final Settlement Payments; or (iii) any Insurer was not fully and finally released upon delivery of that payment in accordance with Penn National’s instructions on the terms set forth in Paragraph 3 above.  Penn National’s undertaking includes, but is not limited to, its agreement to indemnify and defend the Insurer Releasees as defined in Paragraph 6 below in connection with, related to, or arising out of the Insurer Releasees’ Prior Payments or Final Settlement Payments to Penn National.  Notwithstanding any other provision or term of this Agreement, Penn National’s obligation to defend and indemnify any Insurer is limited to an aggregate amount equivalent to the Prior Payments or Final Settlement Payments of the Insurer, no matter how many claims are made against that Insurer.  The costs and expenses of defense for any such claim under this paragraph exhaust and count against the limit set forth above in this paragraph.  It is acknowledged and agreed by each Insurer that under no circumstances will Penn National have any obligations to any Insurer under this paragraph in excess of their Settlement Share, inclusive of all costs of defense for the claim(s).

The Insurers represent and warrant that they are not aware of any claim that could trigger Penn National’s indemnity and/or defense obligations, nor are they aware of any facts or circumstances that are reasonably likely to lead to such a claim.

Notwithstanding any other provision or term of this Agreement, Penn National shall have no obligation to indemnify or defend the Insurers in connection with any claim concerning reinsurance or retrocession of the Katrina/Catastrophe 49 Claim.

5.             Proof of Loss.  By entering into and signing this Agreement, Penn National verifies and swears as it would in a separate proof of loss that it has sustained, for its own interest, insured loss or damage from Hurricane Katrina/Cat. #49 that, if there had been final adjustment, would have exceeded the total of:  (i) applicable deductibles; (ii) any applicable underlying insurance limits; and (iii) the amount of the Final Settlement Payments.  Penn National further verifies and swears that the insured loss or damage includes physical loss or damage to property that occurred on August 29, 2005 and ongoing time element loss and expense for which it has made commercially reasonable efforts to mitigate its claim.

6.             Penn National’s Release and Covenant.  In consideration of the mutual promises herein, Penn National, on behalf of (i) itself; (ii) its present and former affiliates of any kind; (iii) all present and former agents, officers, directors, and attorneys of Penn National or any of its affiliates; and (iv) any and all successors, assigns, executors and/or heirs of the foregoing persons and entities (the “Penn National Releasors”), hereby irrevocably remise, release, and forever discharge each of (i) the Insurers; (ii) all of their affiliates to the extent of their interest in the Policies; (iii) all of their present and former agents, officers, directors, employees, adjusters, experts, consultants, and attorneys; and (iv) any and all successors, assigns, executors and/or heirs of the aforementioned persons or entities (the “Insurer Releasees”), of and from all debts, demands, actions, causes of action, suits, costs, expenses, sums of money, accounts, specialties, covenants, contracts, controversies, agreements, promises, omissions, variances, damages (including punitive or exemplary damages), penalties, executions, and liabilities (including but not limited to taxes, assessments, recoveries or other sums) and any and all other claims of every type or kind (including but not limited to bad faith or claims handling), whether presently known or unknown, that the Penn National Releasors or anyone acting in their name now have or ever had, or may have in the future against the Insurer Releasees arising from or relating to the Katrina/Catastrophe #49 Claim.

The Penn National Releasors further covenant not to sue or initiate arbitration or other dispute resolution process (or to permit such action in their name) against the Insurer

Releasees in connection with the Katrina/Catastrophe #49 Claim.  Penn National acknowledges that the filing of any such action would be a material breach of this Agreement.

Notwithstanding anything to the contrary in this Paragraph 6, the Penn National Releasors do not remise, release, or discharge any right to enforce this Agreement.

7.             Insurers’ Release and Covenant.  In consideration of the mutual promises herein, the Insurers, on behalf of (i) themselves; (ii) their present and former affiliates of any kind; (iii) all present and former agents, officers, directors, and attorneys of any of the Insurers or their affiliates; and (iv) any and all successors, assigns, executors and/or heirs of the foregoing persons and entities (the “Insurer Releasors”), hereby irrevocably remise, release, and forever discharge each of (i) Penn National; (ii) all of its affiliates to the extent of their interest in the Policies; (iii) all of its present and former agents, officers, directors, employees, experts, consultants, and attorneys; and (iv) any and all successors, assigns, executors and/or heirs of the aforementioned persons or entities (the “Penn National Releasees”), of and from all debts, demands, actions, causes of action, suits, costs, expenses, sums of money, accounts, specialties, covenants, contracts, controversies, agreements, promises, omissions, variances, damages (including punitive or exemplary damages), penalties, executions, and liabilities (including but not limited to subrogation, taxes, assessments, recoveries or other sums) and any and all other claims of every type or kind, whether presently known or unknown, that Insurer Releasors or anyone acting in their name now have or ever had, or may have in the future against the Penn National Releasees arising under, out of, or in connection with the Katrina/Catastrophe #49 Claim.

The Insurer Releasors further covenant not to sue or initiate arbitration or other dispute resolution process (or to permit such action in their name) against the Penn National

Releasees in connection with the Katrina/Catastrophe #49 Claim.  The Parties acknowledge that the filing of any such action would be a material breach of this Agreement.

Notwithstanding anything to the contrary in this Paragraph 7, the Insurer Releasors do not remise, release or discharge any right to enforce the Agreement.

8.             Incorporation.  The Parties are informed commercial entities entering into this Agreement with the intent that each of the undertakings is valid and fully enforceable as written.    If any provision of this Agreement shall be construed by a court or arbitration panel of competent jurisdiction to be invalid or unenforceable the remainder of this Agreement shall remain in effect and be interpreted so as best to reasonably effect the intent of the Parties.  The Parties further waive any claim or argument that this Agreement was or is void, invalid, or without the effect stated.

Without limiting the generality of the foregoing statement, the Parties specifically agree that any citation, words or phrases required to invoke an unqualified, unconditional, and unlimited release and waiver of future or unknown claims as provided in this Agreement is incorporated as if it appeared fully in text.  The Parties stipulate and agree that California Civil Code Section 1542 does not apply to this Agreement.  The Parties waive any right they have to assert any such requirement in any matter involving the scope and effect of the release set forth in Paragraphs 6 and 7 above.

9.             Individual Diligence and Counsel.  Each of the Parties undertook its own diligence in deciding that this settlement is appropriate and consulted with counsel of its choice when entering into this Agreement.

10.           Confidentiality.  The Parties agree to the confidentiality of this Agreement, all of the terms and information contained herein, all of the negotiations leading to it, all of the communications generated pursuant to it, and the implementation hereof (collectively,

“Confidential Compromise Material”).  The Confidential Compromise Material shall not be disclosed to any person, corporation, or other entity not a Party to this Agreement except:  (i) disclosures necessary or appropriate under securities laws or other disclosures to regulators or government agencies; (ii) disclosures to lenders, reinsurers, retrocessionaires, auditors or regulators; (iii) other financial disclosures required by law; (iv) disclosures in response to a judicial order compelling disclosure or as may otherwise be required by law or be necessary to defend or assert claims by or against any party hereto in a judicial proceeding; (v) disclosures to subsidiary, affiliate, associated, or parent companies of the Parties and their counsel; (vi) disclosures to any company engaged to make payments to Penn National on behalf of the Insurers; or (vii) disclosures necessary and appropriate to enforce this Agreement; provided, however, that any Party making a disclosure pursuant to subparts (ii) through (vi) above shall make reasonable and good faith efforts to obtain appropriate assurances or circumstances of confidentiality.  The Parties shall cooperate to protect the Confidential Compromise Material.  In the event of a request, motion or application seeking disclosure of the Confidential Compromise Material, the Party with knowledge of such request, motion or application shall notify the other Parties in writing immediately so that the other Parties may oppose such request, motion or application if they choose to do so.  The Confidential Compromise Material shall be deemed to fall within the protection afforded compromises and offers to compromise by Rule 408 of the Federal Rules of Evidence and parallel state provisions.

11.           Notices.  Unless another person is designated in writing for receipt of any notice required hereunder, every notice shall be sent electronically to the Parties, with a copy sent by certified mail, postage prepaid, to the persons identified in Appendix C.

12.           Commercial Resolution and Construction of Agreement.  This Agreement is a commercial resolution of issues discussed by the Parties with respect to the scope of coverage, the measurement of confirmed loss, and the timing of payments under the Policies.  This resolution does not constitute a precedent of any kind between the Parties in any other matter or with respect to anyone else; nor shall it be construed as a waiver, modification, or retraction of the positions of the Parties with respect to interpretation of the Policies.  This Agreement constitutes a settlement and compromise subject to state and federal rules protecting against discovery and use by anyone other than the Parties.  This Agreement shall be admissible in a suit, action or other proceeding only in order to enforce the terms of the Agreement. The Parties specifically disavow any intention to create rights or interests for anyone not a Party to this Agreement.

It is agreed that in entering into and performing under this Agreement, the Parties are not acting as volunteers, nor are they acting under any form of duress.  Penn National agrees that the sums paid pursuant to this Agreement represent a compromise of Penn National’s rights under and arising from the Policies for first-party losses.

The Parties acknowledge that each has been advised by counsel in reaching this commercial resolution and that all Parties have reviewed and had the opportunity to revise this Agreement.  This Agreement is the product of arms-length negotiations between the Parties with the benefit of the advice of counsel and involves commercial compromises of the Parties’ respective positions.  In any proceeding to enforce the terms, this Agreement shall be interpreted without presumption for any Party and applied to effectuate the intent of the Parties stated herein.

13.           Governing Law.   This Agreement shall be interpreted under and governed by the laws applicable to the respective Policies without regard to general principles of choice of law which might otherwise call for the application of a different state’s law.  Any dispute between Penn National and an Insurer arising out of or relating to this Agreement shall be resolved through the dispute resolution procedure provided in the respective Policy(ies) underwritten by that Insurer.

14.           Change or Modification.  No change or modification of this Agreement shall be valid unless it is contained in writing and signed by the Parties.

15.           Continuing Effect.  This Agreement shall be binding upon and inure to the benefit of the Parties and those whose interests depend on them, including but not limited to the Parties’ respective successors, assigns, shareholders or other capital providers, principals, agents, servants, legal representatives, directors, officers, employees and affiliates of any kind.

16.           No Additional Undertakings.  The Parties have not made any undertakings with respect to the Katrina/Catastrophe #49 Claim not expressly set forth in this Agreement.  Each of the Parties shall bear its own attorney’s fees and costs arising from or related in any way to the Katrina/Catastrophe #49 Claim, this Agreement, or both.

17.           Integration.  This Agreement, including without limitation the Recitations which are a material part hereof, constitutes the entire agreement between the Parties with respect to the subject matter hereof, and supersedes all prior discussions, agreements, and understandings, both written and oral, between the Parties with respect hereto.

18.           Penn National’s Representations at Execution.  Penn National represents and warrants that: (i) the person executing this Agreement on Penn National’s behalf has full authority to do so and no other consents are required; (ii) Penn National is solvent and fully competent on its own to enter into this binding contract; (iii) Penn National has not relied upon any representation by or on behalf of the Insurers, other than those specifically set forth in the Agreement, in executing, delivering, and performing under this Agreement; (iv) the terms and conditions of this Agreement will not be disclosed except as provided herein;

19.           Insurers’ Representations at Execution.  Each Insurer represents and warrants that: (i) the person executing this Agreement on the Insurer’s behalf has full authority to do so and no other consents are required; (ii) the Insurer is solvent and fully competent on its own to enter into this binding contract and to pay its respective Settlement Share; (iii) the Insurer has not relied upon any representation by or on behalf of Penn National, other than those specifically set forth in the Agreement, in executing, delivering, and performing under this Agreement; and (iv) the terms and conditions of this Agreement will not be disclosed except as provided hereunder.

20.           Other Assurances.  In the event that either Party seeks confirmation that the settlement was effective and/or in good faith, the Parties, shall reasonably cooperate and assist each other in obtaining said good faith settlement determination.  In the event any claim or action is brought against the Insurers by any person with respect to liabilities or obligations released hereunder, Penn National agrees that it will not take any position that is inconsistent with the position of the Insurers that no such claim will now lie against the Insurers.

21.           Waiver of Joinder.  The Parties expressly waive any requirement that the joinder of all the Parties is necessary to enforce this Agreement against any particular Party or Parties.

22.           Execution.  This Agreement may be executed in counterparts, and the signature pages may be exchanged electronically or by telecopy.  The text of the Agreement, together with accurate copies of the relevant Parties’ signatures, shall have the force and effect of an original as between those Parties.

23.           Effective Date.  The effective date of this Agreement is December 31, 2006.

PENN NATIONAL GAMING, INC.

By:	/s/ Robert S. Ippolito

Title:	VP/ Sec/Treas

Date:	1/16/07

STATE OF Pennsylvania
Berks	COUNTY

Before me, the undersigned Notary Public of the State and County aforesaid, personally appeared Robert S. Ippolito, with whom I am personally acquainted (or provided to me on the basis of satisfactory evidence) and who, upon oath, acknowledged himself or herself to be the VP - Secretary - Treasurer         of Penn National Gaming, Inc. as defined herein and that he or she, as such officer, executed the foregoing instrument for the purposes therein contained and with full authority to do so by signing the name of the corporation as officer.

WITNESS my hand and notary seal, at office this 16 day of January         , 2007.

/s/ Susan M. Montgomery

Notary Public
My Commission Expires: June 7, 2007
[Notarial Seal]